Exhibit 10.2

EL POLLO LOCO HOLDINGS, INC.

EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

NON-DIRECTOR OFFICER

THIS AWARD AGREEMENT (this “Option Agreement”), is made effective as of ___________ 2025 (the “Date of Grant”), by and between El Pollo Loco Holdings, Inc., a

Delaware corporation (the “Company”), and ____________ (the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the El Pollo Loco Holdings, Inc. Equity Incentive Plan, formerly the El Pollo Loco Holdings, Inc. 2018 Omnibus Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Option Agreement. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan; and

WHEREAS, the Administrator has determined that it would be in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of ____________ shares of Common Stock (each a “Share” and collectively, the “Shares”). The purchase price of the Shares subject to the Option shall be equal to ___________ per Share as of the Date of Grant (the “Option Price”). The Option is intended to be a non-qualified stock option and is not intended to be treated as an option that complies with Section 422 of the Code.
2.Vesting. The Option granted hereunder shall vest and become exercisable with the passage of time. The Option shall vest and become exercisable in three (3) equal installments on each of the first three (3) anniversaries of the Date of Grant. Any portion of the Option which has become vested and exercisable in accordance with this section shall hereinafter be referred to as the “Vested Portion.”
3.	Exercise of Option.
(a)Period of Exercise. Subject to the provisions of the Plan and this Option Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:
(i)	the tenth (10th) anniversary of the Date of Grant; or
(ii)ninety (90) days following the date of the Participant’s termination of employment with the Company and its Affiliates for any reason other than for Cause or due to the Participant’s death or Disability; or

(iii)	six (6) months following the date of the Participant’s

termination of employment with the Company and its Affiliates due to the Participant’s death or Disability.

The entire Option (whether vested or unvested) held by the Participant immediately prior to the cessation of the Participant’s employment shall immediately terminate upon such cessation if such cessation of employment was for Cause.

(b)	Method of Exercise.
(i)Each election to exercise the Vested Portion shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Participant or by his or her executor, administrator, or permitted transferee (subject to any restrictions provided under the Plan), made pursuant to and in accordance with the terms and conditions set forth in the Plan and received by the Company at its principal offices, accompanied by payment in full as provided in the Plan or in this Option Agreement.
(ii)The Option Price may be paid by (A) the delivery of cash or check acceptable to the Administrator, including an amount to cover the applicable withholding taxes with respect to such exercise, or (B) any other method, if any, approved by the Administrator, including (X) by means of consideration received under any cashless exercise procedure, if any, approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise) or (Y) any other form of consideration approved by the Administrator and permitted by Applicable Laws.
(c)Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time. Upon the Company’s determination that the Vested Portion of the Option has been validly exercised as to any of the Shares, the Company may issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any reasonable delays in issuing the certificates to such Participant, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves which it promptly undertakes to correct.
(d)In the event of the Participant’s death, the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Option Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.
4.	Termination of Employment.
(a)General. If the Participant’s employment with the Company and its Affiliates is terminated for any reason other than as set forth in Sections 4(b) and 4(c) below, the Option shall, to the extent not then vested, terminate upon such termination of employment and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a) and shall thereafter terminate.

(b)For Cause. The Option (including any Vested Portion thereof) shall terminate immediately upon the Participant’s termination of employment with the Company and its Affiliates for Cause.

(c)Double Trigger Acceleration. If the Participant’s employment with the Company and its Affiliates is terminated by the Company and or Affiliates without Cause (other than by reason of death or Disability) or by the Participant for Good Reason (as each such term is defined in the Post-Termination Benefits letter agreement by and between the Company and the Employee dated as of January 31, 2025 (the “Letter Agreement”) within twelve (12) months following a Change in Control (as defined in the Letter Agreement), the Option, to the extent unvested, shall become vested and exercisable as of the Participant’s termination date, subject to Participant’s execution and non-revocation of a general release of claims as of the termination date and continued compliance with any restrictive covenants with the Company or its Affiliates to which the Participant is bound.
5. Conditions to Issuance of Stock Certificates. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable.
6.Adjustments. Pursuant to Section 5 of the Plan, in the event of a Change in Capitalization, the Administrator shall make such equitable changes or adjustments to the number and kind of securities or other property (including cash) issued or issuable in respect of the Option as it determines to be necessary in its sole discretion.
7.No Right to Continued Employment. The granting of the Option evidenced hereby and this Option Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the employment of such Participant.
8.Legend on Certificates. The certificates representing the Shares purchased by exercise of the Vested Portion shall be subject to such stop transfer orders and other restrictions as the Administrator reasonably deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
9.	Transferability.
(a)The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance in contravention of the foregoing shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind

(b)the Company unless the Administrator shall have been furnished with written notice thereof and a copy of such evidence as the Administrator may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Vested Option is exercisable only by the Participant.
(c)The Option shall not be liable for the debts, contracts or engagements of the Participant or the Participant's successors in interest or shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until the Option has been exercised, and any attempted disposition thereof prior to exercise shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 9(a).

10.Withholding. Subject to Section 3(b)(ii), the Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option or the Plan and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes, calculated up to the maximum statutory tax rates in the Participant’s jurisdiction, as determined by the Company.
11.Securities Laws. The issuance of any Shares hereunder shall be subject to the Participant making or entering into such written representations, warranties and agreements as the Administrator may reasonably request in order to comply with applicable securities laws and government regulations.
12.Notices. Any notice necessary under this Option Agreement shall be addressed to the Company in care of its Chief Legal Officer at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
13.Governing Law/Jurisdiction. This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Option Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Participant hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Participant and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Option Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

14.Option Subject to Plan. By entering into this Option Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference. In the event of any inconsistency between the Plan and this Option Agreement, the terms of the Plan shall control.
15.Section 409A. It is intended that the terms of this Option Agreement be exempt from or comply with Section 409A of the Code. If it is determined that the terms of this Option Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Participant’s economic rights.

16.Signature in Counterparts. This Option Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
17.Amendments and Termination. To the extent permitted by the Plan, this Option Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of the Participant under the Option without such Participant’s consent.
18.Entire Agreement. The Plan and this Option Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
19.	Electronic Signature; Electronic Delivery and Acceptance. The

Participant’s electronic signature of this Option Agreement shall have the same validity and effect as a signature affixed by hand. The Company may, in its sole discretion, decide to deliver any documents related to the Participant’s current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Option Agreement shall not operate or be construed as a waiver of any other provision of this Option Agreement, or of any subsequent breach by the Participant.
21.Severability. The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
22.Clawback. The Option is subject to such recoupment policies of the Company as may be in effect from time to time pursuant to Section 28 the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date and year first above written.

EL POLLO LOCO HOLDINGS, INC.

___________________________________

Name: Anne E. Jollay

Title: Chief Legal Officer

PARTICIPANT

___________________________________

Name